Exhibit 10.2
FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This First Amendment to the Second Amended and Restated Employment Agreement (the “Amendment”) is entered into this 1st day of December, 2011 (the “Effective Date”), by and between David R. Crockford (the “Executive”) and RegeneRx Biopharmaceuticals, Inc, a Delaware corporation (the “Company”).
The Company and the Executive have entered into that certain Second Amended and Restated Employment Agreement dated as of March 31, 2009 (the “Employment Agreement”); and
The Company and the Executive desire to amend the Employment Agreement as provided in this Amendment.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1. Amendment to Section 6.1. Section 6.1 of the Employment Agreement is hereby amended and replaced in its entirety as follows:
Commencing on December 1, 2011, Executive’s base salary shall be at a rate of $2800 per month. Commencing on the Company’s first regular payroll date following the consummation of an Initial Financing (as defined below), Executive’s base salary will be increased to 70% of Executive’s base salary in effect as of November 30, 2011. Commencing on the Company’s first regular payroll date following the consummation of a Qualified Financing (as defined below), Executive’s base salary will be increase to 100% of Executive’s base salary in effect as of November 30, 2011. These payments collectively will be referred to herein as the “Base Salary.” The Base Salary will be subject to review and adjustment from time to time by the Company in its sole discretion and will be payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices. For purposes of this Agreement, “Initial Financing” means the Company’s receipt, in one or more equity financings and/or strategic transactions between December 1, 2011 and December 31, 2011, of aggregate gross proceeds of at least $500,000. For purposes of this Agreement, “Qualified Financing” means the Company’s receipt, in one or more equity financings and/or strategic transactions subsequent to December 1, 2011, of aggregate capital that the Board determines is sufficient to conduct a Phase 2b or Phase 3 clinical trial of RGN-259.

2. Amendment to Section 7.1. Section 7.1 of the Agreement shall be revised to add the provisions set forth below to the end of the Section:
On December 2, 2011, Executive shall receive an option to purchase that number of shares of common stock equal to the quotient obtained by dividing: (A) the difference between the employee’s gross monthly base salary in effect as of November 30, 2011 and $2800, by (B) the closing trading price of the Company’s common stock on December 2, 2011. The exercise price of the stock option shall be equal to the closing trading price of the Company’s common stock on December 2, 2011. The option, which shall be an incentive stock option for purposes of section 422 of the Code to the maximum extent permitted, and otherwise shall be treated as a non-qualified stock option, shall vest in full on December 31, 2011, provided that Executive has not incurred a Termination of Service (as defined in the Plan) before December 31, 2011. The specific terms and conditions of the option shall be as set forth in the Plan and the standard form of stock option agreement, which the Executive hereby agrees to execute.
3. Amendment to Section 12.1(a). Section 12.1(a) of the Employment Agreement is hereby amended and replaced in its entirety as follows: “[INTENTIONALLY DELETED].”
4. Amendment to Section 12.2(a). Commencing on the Effective Date of this Amendment and continuing until the consummation of a Qualified Financing, the definition of “Severance Period” in Section 12.2(a) of the Employment Agreement shall be defined as follows: “Severance Period” shall be two (2) weeks.” Upon consummation of a Qualified Financing, the original definition of Severance Period in Section 12.2(a) of the Employment Agreement shall be restored such that “Severance Period” shall be twelve (12) months.
5. Amendment to Section 12.2. A new Section 12.2(d) shall be added to the Employment Agreement immediately after Section 12.2(c) as follows:
(d) Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because it is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 12.2(d), Executive will not receive severance payments, or any other severance compensation or benefit, except that the Company shall pay to Executive any Accrued Compensation.
6. Amendment to Section 14. Section 14 of the Agreement shall be revised to add the provisions set forth below to the end of the Section:
It is intended that each installment of payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). For clarity, it is intended that severance payments and other payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9).
Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits provided under this Agreement constitutes “deferred compensation” within the meaning of Section 409A that may only be paid on a qualifying transaction (that is, the payments and benefits are not otherwise “exempt” under Section 409A), the definition of Change of Control in this Agreement will apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

7. No Other Amendments. Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.
In Witness Whereof, the parties have executed this First Amendment to the Second Amended and Restated Employment Agreement on the day and year first written above

EXECUTIVE:

/s/ David Crockford

COMPANY:

/s/ J.J. Finkelstein

RegeneRx Biopharmaceuticals, Inc.
By: J.J. Finkelstein
Title: President and CEO

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